As filed with the Securities and Exchange Commission on January 14, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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SYSTEM ENERGY RESOURCES, INC. (Exact name of registrant as specified in its charter)
Arkansas (State or other jurisdiction of incorporation or organization)	72-0752777 (I.R.S. Employer Identification No.)
Echelon One 1340 Echelon Parkway Jackson, Mississippi 39213 (601) 368-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

JOSEPH J. CERISE, ESQ.	THEODORE H. BUNTING, JR.	JOHN T. HOOD, ESQ.
Senior Counsel -	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Morgan, Lewis & Bockius LLP
Entergy Services, Inc.	System Energy Resources, Inc.	101 Park Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10178
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 309-6281
(504) 576-4257	(504) 576-2517

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "an accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer [ ]

Non-accelerated filer [ X ] (Do not check if a smaller reporting company) Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
First Mortgage Bonds	$150,000,000	$5,895

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion

Dated , 2009

$150,000,000

FIRST MORTGAGE BONDS

SYSTEM ENERGY RESOURCES, INC.
Echelon One

1340 Echelon Parkway

Jackson, Mississippi 39213
(601) 368-5000

We -
    may periodically offer our first mortgage bonds in one or more series; and
    will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds -

    will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property; and
    will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You -
    will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplement for that series. We will provide the specific information for that offering and the specific terms of these first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

_________________

Investing in the first mortgage bonds offered by this prospectus involves risks. See "Risk Factors" on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is , 2009.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered (the "New Bonds"), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading "Risk Factors" as well as the factors listed under the heading "Forward-Looking Information," in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K"), and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which is incorporated by reference herein.

In addition, you should consider the following risk factor relating to the New Bonds:

The New Bonds will benefit from the support of the Availability Agreement and the Capital Funds Agreement; however, we have reserved the right to terminate these arrangements.

As described elsewhere in this prospectus, the Availability Agreement and the Capital Funds Agreement are backstop arrangements for the benefit of our bondholders and other lenders. In addition to the lien of our mortgage, the New Bonds may have the sole and exclusive benefit of an Assignment of Availability Agreement, Consent and Agreement and a Supplementary Capital Funds Agreement and Assignment. However, we currently have the right to terminate the Availability Agreement, and the assignments thereof, without the consent of any assignees. By purchasing New Bonds offered by this prospectus, investors will pre-consent to the termination of the Availability Agreement and any Assignment of Availability Agreement that may apply to the New Bonds. We have reserved the similar right to terminate the Capital Funds Agreement, and the assignments thereof, when all other holders of our indebtedness who currently have the benefit of such security consent to such an action (or their indebtedness is retired). By purchasing New Bonds offered by this prospectus supplement, investors will pre-consent to the termination of the Capital Funds Agreement and any Supplementary Capital Funds Agreement that may apply to the New Bonds. Exercise of the right to terminate these agreements would end all support arrangements contained in the respective agreement, including the support arrangements in case of a permanent shut down of Grand Gulf (as defined below). This exercise, if undertaken by us, may have an adverse impact on our outstanding securities, including the New Bonds.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. Under this shelf process, we may sell the New Bonds described in this prospectus in one or more offerings up to a total dollar amount of $150 million. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with the additional information referenced under the heading "Where You Can Find More Information" in making your investment decision.

SYSTEM ENERGY RESOURCES, INC.

General

Our principal executive offices are located at Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213. Our telephone number is 601-368-5000. We are a wholly-owned subsidiary of Entergy Corporation ("Entergy"), which also owns all of the common stock of Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Mississippi, Inc. ("Entergy Mississippi"), Entergy New Orleans, Inc. ("Entergy New Orleans") and Entergy Texas, Inc. and the common membership interests in each of Entergy Gulf States Louisiana, L.L.C. and, indirectly, Entergy Louisiana, LLC ("Entergy Louisiana," and, together with Entergy Arkansas, Entergy New Orleans and Entergy Mississippi, the "System Operating Companies"). Other subsidiaries of Entergy from which we buy services include Entergy Services, Inc., an administrative services company, and Entergy Operations, Inc., a nuclear management services company ("Entergy Operations"). We buy nuclear fuel and certain related services from System Fuels, Inc., another Entergy subsidiary (Entergy and its consolidated subsidiaries, the "Entergy System").

Nature of Our Business

Our principal asset consists of our 90% ownership/leasehold interest in Unit 1 of the Grand Gulf Steam Electric Generating Station (nuclear) ("Grand Gulf"), a 1,250-megawatt nuclear powered electric generating unit near Port Gibson, Mississippi. The other 10% of Grand Gulf is owned by South Mississippi Electric Power Association, a wholesale cooperative in Mississippi. Grand Gulf began commercial operation in 1985 and has operated without a significant shutdown since that time except for normal refueling outages. We have approximately a 78.5% ownership interest and, from a sale and leaseback transaction, an 11.5% leasehold interest in Grand Gulf. As part of the sale and leaseback arrangements, we are required to maintain letters of credit to secure certain amounts payable for the benefit of the equity investors under the leases. The current letters of credit, in the aggregate amount of approximately $198 million, are effective until May 29, 2009.

We sell the capacity and energy from our 90% interest exclusively to the System Operating Companies. These sales are made under a Unit Power Sales Agreement among us and the System Operating Companies (the "Unit Power Sales Agreement") which has been approved by the Federal Energy Regulatory Commission (the "FERC"). (See "-Source of Revenue" below.) In 1990, Entergy Operations took over responsibility for operating Grand Gulf. At September 30, 2008, we had utility plant assets (net of accumulated depreciation) of approximately $1.8 billion, long-term debt of approximately $745 million and common shareholder's equity of approximately $883 million.

Source of Revenue

Our operating revenues are derived from the allocation of the capacity, energy and related costs associated with our 90% share of Grand Gulf pursuant to the Unit Power Sales Agreement. Under that agreement, we agreed to sell all of our share of capacity and energy from Grand Gulf to the System Operating Companies in accordance with specified percentages (Entergy Arkansas, 36%, Entergy Louisiana, 14%, Entergy Mississippi, 33% and Entergy New Orleans, 17%) as ordered by the FERC. Charges under this agreement are paid in consideration for the purchasing System Operating Companies' respective entitlement to receive capacity and energy and are payable irrespective of the quantity of energy delivered so long as Grand Gulf remains in commercial operation. The average monthly obligations for payments from the System Operating Companies to us for 2007 under the Unit Power Sales Agreement were approximately $17.1 million for Entergy Arkansas, $6.8 million for Entergy Louisiana, $13.9 million for Entergy Mississippi and $8.3 million for Entergy New Orleans.

Payments under the Unit Power Sales Agreement are our only source of operating revenues. Our financial condition, therefore, depends upon the receipt of payments from the System Operating Companies under the Unit Power Sales Agreement and on the continued commercial operation of Grand Gulf. We have no reason to believe that the System Operating Companies will not be in a position to meet their financial obligations to pay for their allocated portions of Grand Gulf capacity and energy under the Unit Power Sales Agreement. For information with respect to other commitments and contingent obligations of the System Operating Companies, reference is made to Note 8, "Commitments and Contingencies" of the Notes to Financial Statements in the 2007 10-K.

The Unit Power Sales Agreement is to remain in effect until terminated by the parties (this termination being subject to the FERC's approval), which we expect to occur upon Grand Gulf's retirement from service at the expiration date of its operating license, November 1, 2024. In general, approval by holders of our outstanding indebtedness for borrowed money would not be required for termination, amendment or modification of the Unit Power Sales Agreement.

Contractual Arrangements for the Benefit of Creditors

As described elsewhere in this prospectus, substantially all of our property is subject to our mortgage, which secured $70 million of our outstanding first mortgage bonds at October 31, 2008. In addition, certain of our indebtedness for borrowed money, including our outstanding first mortgage bonds, is secured by assignments of our rights under our Capital Funds Agreement, dated as of June 21, 1974, as amended and supplemented, with Entergy (the "Capital Funds Agreement") and our Availability Agreement dated as of June 21, 1974, as amended, with the System Operating Companies (the "Availability Agreement"). The New Bonds offered by this prospectus may likewise be secured by assignments of our rights under these support arrangements; however, by the terms of the New Bonds, holders of the New Bonds will consent to our right to terminate these agreements and assignments without any further action by the holders, subject to certain conditions.

Pursuant to the Capital Funds Agreement and the assignments thereof, Entergy has agreed to supply to us sufficient capital to (1) maintain our equity capital at an amount equal to a minimum of 35% of our total capitalization (excluding short-term debt), and (2) permit the continuation of commercial operation of Grand Gulf and to pay in full all of our indebtedness for borrowed money when due under any circumstances. The performance by Entergy of its obligations under the Capital Funds Agreement is not conditioned on Grand Gulf continuing to remain in service.

Pursuant to the Availability Agreement and the assignments thereof, the System Operating Companies are individually obligated to make payments or subordinated advances to us in accordance with stated percentages (Entergy Arkansas, 17.1%, Entergy Louisiana, 26.9%, Entergy Mississippi, 31.3% and Entergy New Orleans, 24.7%) in amounts that, when added to amounts received under the Unit Power Sales Agreement or otherwise, are adequate to cover all of (i) our total operating expenses for Grand Gulf, including depreciation at a specified rate and permanent shutdown costs and (ii) our interest charges. The respective percentages of payments due by the System Operating Companies were agreed upon by the parties pursuant to an amendment to the Availability Agreement in connection with the financing of the construction costs of Grand Gulf. The different percentages of allocation of capacity and energy from Grand Gulf, and the corresponding payments due by the System Operating Companies under the Unit Power Sales Agreement, were ordered by the FERC in June 1985 based upon the FERC's determination of these companies' system-wide demand responsibilities.

The Availability Agreement provides assurances that we would have available adequate cash resources to cover our operating expenses and interest costs and permanent shutdown costs in the event of a shortfall of funds available to us from sales of capacity and energy under the Unit Power Sales Agreement and from other sources. These assurances do not cover or provide for a return on equity. On the other hand, payments to us under the Unit Power Sales Agreement cover our full cost of service, to the extent allowed pursuant to FERC ratemaking practices, including a return on equity. The Availability Agreement by its terms provides that amounts payable thereunder in respect of Grand Gulf are payable even if the unit is not in service for any reason. As discussed above, payments under the Unit Power Sales Agreement are required to be made so long as Grand Gulf remains in commercial operation. Since commercial operation of Grand Gulf began, payments under the Unit Power Sales Agreement to us have exceeded the amounts payable under the Availability Agreement. Accordingly, no payments under the Availability Agreement by the System Operating Companies have ever been required.

The Capital Funds Agreement may be terminated, amended or modified by mutual agreement of the parties thereto, and, upon also obtaining, if required, the consent of those holders of our indebtedness then outstanding who have received assignments of the agreements as referred to above. We and the other parties thereto currently have the right to terminate, amend or modify the Availability Agreement and the assignments thereof without the consent of any assignees.

Additional Information

The information above is only a summary and is not complete. For further information about the support arrangements described above, see "Description of New Bonds" in this prospectus, and for further information about our support arrangements, please refer to the 2007 10-K and Note 8, "Commitments and Contingencies" of the Notes to Financial Statements in the 2007 10-K. You should also read the incorporated documents listed under the heading "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC, under the Securities Act of 1933 (the "Securities Act"). This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and therefore will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC's public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the New Bonds described in this prospectus:

1. the 2007 10-K; and

2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008; and September 30, 2008.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http:// www.entergy.com, or by writing or calling us at the following address:

Paul A. Castanon
Assistant Secretary
System Energy Resources, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-2095

You may also direct your requests via e-mail to pcastan@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the New Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any accompanying prospectus supplement are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
September 30,	December 31,
2008	2007	2006	2005	2004	2003
3.57	3.95	4.05	3.85	3.95	3.66

"Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

The net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF NEW BONDS

General

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of June 15, 1977 with The Bank of New York Mellon, successor trustee (the "trustee"). This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "mortgage." All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as "first mortgage bonds."

The statements in this prospectus and any accompanying prospectus supplement concerning the New Bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading "Description of New Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

  the designation, or name, of the series of New Bonds;
  the aggregate principal amount of the series;
  the offering price of the series;
  the date on which the series will mature;
  the rate or method for determining the rate at which the series will bear interest;
  the date from which interest on the series accrues;
  the dates on which interest on the series will be payable;
  the prices and other terms and conditions, if any, upon which we may redeem the series prior to maturity;
  the applicability of a dividend covenant, if any, to the series;
  the designation of the particular Supplementary Capital Funds Agreement and Assignment and the Assignment of Availability Agreement, Consent and Agreement, in each case, if any, to a given series of New Bonds;
  the rights, if any, of a holder to elect repayment;
  the terms of an insurance policy, if any, that will be provided for the payment of principal of and/or interest on the series; and
  any other terms or provisions relating to that series that are not inconsistent with the mortgage.

As of December 31, 2008, we had $70 million principal amount of first mortgage bonds outstanding.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See "--Book-Entry Securities."

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or similar fund with respect to the first mortgage bonds.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See "--Book-Entry Securities." The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. (Mortgage, Article II). We will not be required to provide for the transfer or exchange of any New Bond during the 15 days before an interest payment date (unless such series has a record date for the payment of interest), during the 15 days before giving any notice of redemption, or selected for redemption.

(Mortgage, Section 2.05).

Security

In the opinion of our counsel named under "Legality," the New Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under the mortgage, by:

  a valid, first lien on all real property, which does not include property we hold under leases, and our interests in real property and the improvements thereon specifically described in the granting clauses of the mortgage (and not excepted from the Lien of the mortgage by the provisions thereof), and a first perfected security interest in all personal property, interests in personal property and fixtures specifically described in the granting clauses of the mortgage (and not excepted from the Lien of the mortgage by the provisions thereof), in each case subject to no liens, charges or encumbrances, other than minor defects and encumbrances customarily found in properties of like size and character that do not materially impair the use of the property affected thereby in the conduct of our business;
  liens, defects and encumbrances, if any, existing or placed thereon at the time of our acquisition of the property; and
  excepted encumbrances, and

except as limited by bankruptcy law.

In addition to properties released under the terms of the mortgage, the mortgage does not create a lien on the following "excepted property":

  cash and securities;
  all products, equipment, apparatus, materials or supplies held for sale or other disposition or consumable during use including Nuclear Fuel;
  rolling stock, automobiles, vehicles and aircraft and any Space Satellites;
  timber, minerals, mineral rights and royalties; and
  receivables, contracts, leases and operating agreements.

The mortgage contains provisions for subjecting after acquired property (subject to pre-existing liens) to the Lien of the mortgage. However, if we consolidate or merge with, or sell substantially all of our assets to, another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from us and improvements, extensions and additions to that property and renewals and replacements thereof. (Mortgage, Sections. 16.02 and 16.03).

The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds. (Mortgage, Section 17.08).

The mortgage requires that most proceeds of property insurance be held by the trustee pending release to us or to stated uses in respect of first mortgage bonds. See Note 8 - "Commitments and Contingencies-Nuclear Insurance" of Notes to Financial Statements in the 2007 10-K for information with respect to an NRC rule which could significantly restrict the availability of insurance proceeds to the trustee and the holders of first mortgage bonds.

The Twenty-first Series Bonds have as additional security the sole and exclusive benefit of the Thirty-sixth Assignment of Availability Agreement, Consent and Agreement and the Thirty-sixth Supplementary Capital Funds Agreement and Assignment and all proceeds therefrom. (Twenty-third Supplemental Indenture, Section 7.01).

Any series of New Bonds may have as additional security the sole and exclusive benefit of its own Assignment of Availability Agreement, Consent and Agreement among the Company, the System Operating Companies and the trustee and its own Supplementary Capital Funds Agreement and Assignment among the Company, Entergy and the trustee, and all proceeds therefrom. Under the Thirty-sixth Assignment of Availability Agreement, Consent and Agreement and any such Assignment relating to New Bonds, provisions of the Availability Agreement and any such Assignments may be amended or waived at any time upon the receipt of consents from the holders of more than 50% of the aggregate outstanding principal amount of the affected series of first mortgage bonds and any other necessary consents. Similarly, the Thirty-sixth Supplementary Capital Funds Agreement and Assignment and any such Supplementary Capital Funds Agreement and Assignment relating to New Bonds will provide that the provisions of the Capital Funds Agreement and any such Supplements may be amended or waived at any time upon the receipt of consents from the holders of more than 50% of the aggregate outstanding principal amount of the affected series of first mortgage bonds and any other necessary consents.

Under each Assignment of Availability Agreement, Consent and Agreement, we have assigned to the bondholders secured thereby its rights, on a pari passu basis, to certain payments which the System Operating Companies have agreed to make to us in respect of the Grand Gulf Station. Under each Supplementary Capital Funds Agreement and Assignment, we have assigned to the bondholders secured thereby our rights, on a pari passu basis, to certain payments which Entergy has agreed to make to us. We have reserved the right to assign our rights to these payments from the System Operating Companies and Entergy to other lenders on a pari passu basis. At present these rights are also assigned to a group of banks providing letters of credit in respect of a lease of approximately an 11.5% undivided ownership interest in Grand Gulf 1. See Note 8 - "Commitments and Contingencies-Reimbursement Agreement" and Note 10 - "Leases-Sale and Leaseback Transactions" of the Notes to Financial Statements in the 2007 10-K and subsequent Incorporated Documents for further information.

For a further description of the terms of the Availability Agreement and the Capital Funds Agreement and related agreements, please refer to the 2007 10-K and Note 8, "Commitments and Contingencies" of the Notes to Financial Statements in the 2007 10-K and subsequent Incorporated Documents.

Further, we have reserved the right to terminate the Availability Agreement and the Thirty-sixth Assignment of Availability Agreement, Consent and Agreement, and the Capital Funds Agreement and the Thirty-sixth Supplementary Capital Funds Agreement and Assignment upon delivery to the trustee of an Officers' Certificate stating that: (i) our first mortgage bonds have been rated A3, A- or A- or better, respectively, by Moody's Investors Service, Standard & Poor's and Fitch, for at least the preceding 6 consecutive months, and (ii) we have obtained written confirmation from each such rating agency, or their successors, that the ratings of our first mortgage bonds rated by such rating agency had not then dropped below A3, A- or A-, respectively, and (iii) said Agreements are similarly terminated as to all other outstanding series of first mortgage bonds and all of our other indebtedness. (Twenty-third Supplemental Indenture, Section 10.05).

We have reserved the additional right to terminate the Availability Agreement and the Capital Funds Agreement upon delivery to the trustee of an Officers' Certificate stating that (i) with respect to each series of first mortgage bonds established prior to June 1, 1992, either (a) no first mortgage bonds of such series remain Outstanding or (b) the holders of the requisite number of first mortgage bonds of such series have consented to the termination of the Availability Agreement and the Assignments thereof, the Capital Funds Agreement and the Supplements thereto, and (ii) said Agreements are similarly terminated as to all other Outstanding series of first mortgage bonds and all other of our indebtedness. (Twenty-third Supplemental Indenture, Section 10.05).

Under each supplemental indenture relating to the New Bonds, unless otherwise described in the applicable prospectus supplement, we intend to reserve the right to terminate the Availability Agreement and the Capital Funds Agreement, and any Assignment of the Availability Agreement, Consent and Agreement and any Supplementary Capital Funds Agreement and Assignment relating to the New Bonds, in the same manner as described above with respect to our outstanding first mortgage bonds.

Under each supplemental indenture relating to the New Bonds, we will covenant that we will not grant any security interest in our rights under the System Agreement, the Availability Agreement, the related Assignment of Availability Agreement, the Capital Funds Agreement or the related Supplementary Capital Funds Agreement and Assignment, except for security interests contemplated by such Assignment of Availability Agreement and Supplementary Capital Funds Agreement and Assignment, respectively. In addition, with certain restrictions, we have covenanted that we will not grant a security interest in our rights under any agreement for the sale of capacity and or energy from Grand Gulf 1 unless we simultaneously or prior thereto, grant to the holder of all first mortgage bonds a pro rata, pari passu interest in such collateral.

Issuance of Additional First Mortgage Bonds

First mortgage bonds of any series may be issued under the mortgage from time to time on the following bases:

  60% of the lesser of the cost or fair value of property additions after adjustments to offset retirements;
  retirements of first mortgage bonds; or
  the deposit of cash with the trustee.

Property additions generally include electric property acquired but may not include items excepted from the Lien as summarized above under "-Security." Deposited cash may be withdrawn upon the bases stated in clause (1) or (2) above.

With certain exceptions in the case of clause (2) above, the issuance of first mortgage bonds must meet an "earnings" test. The adjusted net earnings, before income taxes, for 12 consecutive months of the preceding 15 months, must be at least twice the annual interest requirements on all first mortgage bonds outstanding at the time, including the additional first mortgage bonds to be issued, plus all indebtedness, if any, of prior or equal rank. No expenses for interest or for the amortization of debt discount and expense, amortization of property (other than depreciation or other similar provisions for property retirement), or for other amortization, or for any other extraordinary charge to income of whatever kind or nature, or for refunds of revenues previously collected by us subject to possible refund, or for any sinking fund or other device for the retirement of any indebtedness are required to be deducted from our revenues or our other income and no extraordinary items of any kind shall be included in calculating adjusted net earnings. (Ninth and Tenth Supplemental Indentures, Article III). In general, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period. (Ninth Supplemental Indenture, Section 3.03).

We presently expect to issue all of the New Bonds against the retirement of first mortgage bonds or available property additions. At November 30, 2008, we could have issued approximately $148 million of first mortgage bonds on the basis of available property additions. At December 31, 2008, we could have issued approximately $1,265 million on the basis of retired first mortgage bonds.

The mortgage contains restrictions on the issuance of first mortgage bonds against property subject to liens. (Mortgage, Section 5.04).

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us. However, such a transaction would require regulatory approval from the FERC.

Release and Substitution of Property

Property may be released without applying any earnings test, upon the bases of

(a) the deposit with the trustee of cash or, to a limited extent, purchase money mortgages;

(b) property additions under the mortgage, after adjustments in certain cases to offset retirements and after making adjustments for Qualified Lien Bonds outstanding against property additions; and

(c) a waiver of the right to issue first mortgage bonds.

We can withdraw cash upon the bases stated in clauses (b) and (c) above subject to certain restrictions. (Mortgage, Article XI).

The mortgage contains special provisions with respect to Qualified Lien Bonds pledged and disposition of moneys received on pledged prior lien bonds. (Mortgage, Articles VIII and IX).

Restrictions on Dividends and Stock Redemptions

We may not declare dividends, other than stock dividends, or make other distributions on or acquisitions of, our stock (except where concurrently certain contributions or stock proceeds are received) unless certain defaults do not exist and the sum of certain indebtedness does not exceed 65% of adjusted capitalization. Certain other restrictions on our payment of common stock dividends are discussed under Note 8 - "Commitment and Contingencies-Reimbursement Agreement" of the Notes to Financial Statements in the 2007 10-K and subsequent Incorporated Documents.

Redemption and Purchase

The prospectus supplement for a particular series of New Bonds will contain the terms and conditions, if any, for redemption prior to maturity.

Cash deposited under any provisions of the mortgage (with certain exceptions) may be applied to the redemption or purchase (including the purchase from us) of first mortgage bonds of any series. (Mortgage, Article X).

Modification

Your rights as a bondholder may be modified with the consent of the holders of 66 2/3% of the first mortgage bonds, or, if less than all series of first mortgage bonds are adversely affected, with the consent of the holders of 66 2/3% of the first mortgage bonds of each series adversely affected. (Mortgage, Article XIX). We have reserved the right (without any consent or other action by holders of any series of first mortgage bonds created after June 30, 1992, including the New Bonds) to substitute for the foregoing provisions the following: Bondholders' rights may be modified with the consent of the holders of a majority of the first mortgage bonds, but if less than all series of the first mortgage bonds are so affected, only the consent of a majority of the affected first mortgage bonds is required. Since all of the first mortgage bonds issued on or prior to June 30, 1992 have matured or have been redeemed and are no longer outstanding under the mortgage, we may exercise this right to amend the mortgage at any time. (Fifteenth Supplemental Indenture, Section 10.01).

In general, no modification is effective against any bondholder without that bondholder's consent if it:

  affects the terms of payment of principal, premium, if any, or interest;
  affects the lien of the mortgage; or
  reduces the percentage required for modification.

However, the supplemental indenture relating to the one series of first mortgage bonds currently outstanding provides that certain provisions of the mortgage may be amended or waived by the holders of a majority of first mortgage bonds of that series. (Twenty-third Supplemental Indenture, Section 10.04).

Defaults and Notices Thereof

Defaults under the mortgage include:

  default in the payment of principal or any premium;
  default for 60 days in the payment of interest;
  certain events of bankruptcy, insolvency or reorganization;
  various defaults by Entergy or us or any of the System Operating Companies in connection with any Supplementary Capital Funds Agreement and Assignment related to a specific series of New Bonds, the Availability Agreement, any Assignment of Availability Agreement related to such series of New Bonds or the System Agreement, all generally subject to 30-day grace periods and with the right of the holders of at least 15% in principal amount of such series of New Bonds then outstanding to give notice of Default in certain such cases;
  the cessation of the Supplementary Capital Funds Agreement and Assignment related to a specific series of New Bonds, the Availability Agreement, and the Assignment of Availability Agreement related to such series of New Bonds to be in full force and effect under certain circumstances, and unless a substitute agreement is provided under certain conditions;
  to the extent that a specific series has a Supplementary Capital Funds Agreement and Assignment relating thereto and an Assignment of Availability Agreement relating to such series, certain sales, mortgage or pledge of common stock of ours or of the System Operating Companies, but not including certain permitted mergers and dispositions of gas properties; and
  default in other covenants for 90 days after notice by the trustee or by the holders of 15% in principal amount of all outstanding first mortgage bonds (unless we have in such period performed the covenant).

(Mortgage, Section 13.01).

The trustee may withhold notice of default, except in payment of principal, interest or an installment of any fund for retirement of first mortgage bonds, if it in good faith determines it is in the interests of the holders of first mortgage bonds. (Mortgage, Section 13.02).

The trustee or the holders of 25% of all outstanding first mortgage bonds may declare the principal and interest due and payable on default. However, a majority of the holders of all outstanding first mortgage bonds may annul such declaration if the default has been cured. (Mortgage, Section 13.03).

No holder of first mortgage bonds may enforce the lien of the mortgage without giving the trustee written notice of a default and unless the holders of 25% of the first mortgage bonds have requested the trustee in writing to act, offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby; and
  the trustee shall have failed to act within 60 days of such request.

(Mortgage, Section 13.16).

The holders of a majority in aggregate principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; however, the trustee is not required to follow such direction if not sufficiently indemnified for expenditures. (Mortgage, Section 13.07).

Evidence to be Furnished to the Trustee

Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year. (Fifth Supplemental Indenture, Section 4.08).

Satisfaction and Discharge of Mortgage

Each supplemental indenture relating to the New Bonds will also permit us to deposit with the trustee cash or United States Government obligations, either of which would provide security for the New Bonds in lieu of the Lien of the mortgage. In such event, we would remain liable to pay when due the principal of, premium, if any, and interest on the New Bonds, but would no longer be subject to the general covenants of such supplemental indenture. If all Outstanding Bonds are similarly defeased, we would no longer be subject to the covenants of the mortgage.

Book-Entry Securities

The New Bonds will be issued in book-entry only form and will be represented by a registered global New Bond that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") (or another depository which may replace DTC as depository for the book-entry New Bonds) and registered in the name of the depository or a nominee of the depository.

The following is based solely on information furnished by DTC:

Unless otherwise specified in the applicable prospectus supplement, DTC, New York, New York, will act as securities depository for the New Bonds. The New Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered New Bond certificate will be issued for each issue of the New Bonds, in the aggregate principal amount of such issue, and will be deposited with DTC or its custodian.

DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTC is owned by the users of its regulated subsidiaries. Access to the DTCC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of New Bonds may wish to ascertain that the nominee holding the New Bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the New Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to New Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the New Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the New Bonds are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, certificates representing the New Bonds will be printed and delivered to DTC.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

  through one or more underwriters or dealers;
  directly to one or more purchasers;
  through one or more agents; or
  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;
  the initial public offering price;
  any underwriting discounts and other items constituting underwriters' compensation;
  the proceeds we receive from that sale; and
  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bond so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements incorporated in this prospectus by reference from System Energy Resources, Inc.'s Annual Report on Form 10-K, and the effectiveness of System Energy Resources, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.   Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds offered hereby will be passed upon for us by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, as to matters of Mississippi law, by Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, as to matters of Arkansas law, and by Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law. Certain legal matters with respect to the New Bonds will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Matters pertaining to New York law will be passed upon by Morgan, Lewis & Bockius LLP, our New York counsel, matters pertaining to Mississippi law will be passed upon by Wise Carter Child & Caraway, Professional Association., our Mississippi counsel, and matters pertaining to Arkansas law will be passed upon by Friday, Eldredge & Clark, LLP, our Arkansas counsel. Morgan, Lewis & Bockius LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinions of Wise Carter Child & Caraway, Professional Association and Friday, Eldredge & Clark, LLP as to matters of Mississippi and Arkansas law, respectively, related to their opinions.

All matters pertaining to our franchises, titles to property and the lien of the mortgage under Mississippi law will be passed upon for us by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, and all matters pertaining to our organization and certain matters with respect to the lien of the mortgage under Arkansas law will be passed upon for us by Friday, Eldredge & Clark, LLP.

The statements in this prospectus as to matters of law and legal conclusions made under "Description of New Bonds - Security" have been reviewed by Wise Carter Child & Caraway, Professional Association, and Friday, Eldredge & Clark, LLP, and are set forth herein in reliance upon the opinion of said counsel, and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale	Each Additional Sale
Filing Fees - Securities and Exchange Commission
Registration Statement	5,895	0
*Rating Agencies' fees	42,000	42,000
*Trustee's fees	10,000	10,000
*Fees of Company's Counsel:
Friday, Eldredge & Clark, LLP	30,000	25,000
Morgan, Lewis & Bockius LLP	60,000	50,000
Wise Carter Child & Caraway, Professional Association	30,000	25,000
*Fees of Entergy Services, Inc.	35,000	25,000
*Accounting fees	35,000	35,000
*Printing and engraving costs	25,000	15,000
*Miscellaneous expenses (including Blue-Sky expenses)	20,000	15,000
*Total Expenses	$292,895	$242,000

*Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporate laws of Arkansas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and, under our Amended and Restated Articles of Incorporation, our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. Exhibits.

See the Exhibit Index at the end of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on January 14, 2009.

SYSTEM ENERGY RESOURCES, INC.

By:	/s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Theodore H. Bunting, Jr., Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and any Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Kansler
Michael R. Kansler	Director and President and Chief Executive Officer (Principal Executive Officer)	January 14, 2009

/s/ Theodore H. Bunting, Jr.
Theodore H. Bunting, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 14, 2009

/s/ Wanda Curry
Wanda Curry	Vice President, Chief Financial Officer - Nuclear Operations (Principal Financial Officer)	January 14, 2009

/s/ Leo P. Denault
Leo P. Denault	Director	January 14, 2009

/s/ Steven C. McNeal
Steven C. McNeal	Director	January 14, 2009

EXHIBIT INDEX

Number	Description of Exhibit
1.01	Form of Underwriting Agreement relating to the New Bonds.
*4.01

Mortgage and Deed of Trust, dated as of June 15, 1977, as amended by twenty-three Supplemental Indentures (A-1 in 70-5890 (Mortgage); B and C to Rule 24 Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981 in 1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272 (Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to Rule 24 Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-7382 (Thirteenth); B-2 to Rule 24 Certificate in 70-7382 (Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Sixteenth); A-2(d) to Rule 24 Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate dated May 4, 1993 in 70-7946 (Eighteenth); A-2(g) to Rule 24 Certificate dated May 6, 1994 in 70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twentieth); A-2(a)(2) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twenty-first); A-2(a) to Rule 24 Certificate dated October 4, 2002 in 70-9753 (Twenty-second); and 4(b) to Form 10-Q for the quarter ended September 30, 2007 in 1-9067 (Twenty-third)).

4.02	Form of Supplemental Indenture to the Mortgage and Deed of Trust.
*4.03	Availability Agreement, dated June 21, 1974, among System Energy and certain other System companies (B to Rule 24 Certificate dated June 24, 1974 in 70-5399).
*4.04	First Amendment to Availability Agreement, dated as of June 30, 1977 (B to Rule 24 Certificate dated June 24, 1977 in 70-5399).
*4.05	Second Amendment to Availability Agreement, dated as of June 15, 1981 (E to Rule 24 Certificate dated July 1, 1981 in 70-6592).
*4.06	Third Amendment to Availability Agreement, dated as of June 28, 1984 (B-13(a) to Rule 24 Certificate dated July 6, 1984 in 70-6985).
*4.07	Fourth Amendment to Availability Agreement, dated as of June 1, 1989 (A to Rule 24 Certificate dated June 8, 1989 in 70-5399).
*4.08

Thirty-fifth Assignment of Availability Agreement, Consent and Agreement, dated as of December 22, 2003, among System Energy, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans, and Union Bank of California, N.A (10(a)25 to Form 10-K for the year ended December 31, 2003 in 1-11299).

*4.09	First Amendment to Thirty-fifth Assignment of Availability Agreement, Consent and Agreement, dated as of December 17, 2004 (10(a)24 to Form 10-K for the year ended December 31, 2004 in 1-11299).
*4.10

Thirty-sixth Assignment of Availability Agreement, Consent and Agreement, dated as of September 1, 2007, among System Energy, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans, and The Bank of New York and Douglas J. MacInnes, as trustees.

4.11	Form of Assignment of Availability Agreement, Consent and Agreement.
*4.12	Capital Funds Agreement, dated June 21, 1974, between Entergy Corporation and System Energy (C to Rule 24 Certificate dated June 24, 1974 in 70-5399).
*4.13	First Amendment to Capital Funds Agreement, dated as of June 1, 1989 (B to Rule 24 Certificate dated June 8, 1989 in 70-5399).
*4.14

Thirty-fifth Supplementary Capital Funds Agreement and Assignment, dated as of December 22, 2003, among Entergy Corporation, System Energy, and Union Bank of California, N.A (10(a)38 to Form 10-K for the year ended December 31, 2003 in 1-11299).

*4.15

Thirty-sixth Supplementary Capital Funds Agreement and Assignment, dated as of September 1, 2007, among Entergy Corporation, System Energy and The Bank of New York and Douglas J. MacInnes, as Trustees.

*4.16

First Amendment to Supplementary Capital Funds Agreements and Assignments, dated as of June 1, 1989, by and between Entergy Corporation, System Energy, Deposit Guaranty National Bank, United States Trust Company of New York and Gerard F. Ganey (C to Rule 24 Certificate dated June 8, 1989 in 70-7026).

*4.17

First Amendment to Supplementary Capital Funds Agreements and Assignments, dated as of June 1, 1989, by and between Entergy Corporation, System Energy, United States Trust Company of New York and Gerard F. Ganey (C to Rule 24 Certificate dated June 8, 1989 in 70-7123).

*4.18

First Amendment to Supplementary Capital Funds Agreement and Assignment, dated as of June 1, 1989, by and between Entergy Corporation, System Energy and Chemical Bank (C to Rule 24 Certificate dated June 8, 1989 in 70-7561).

4.19	Form of Supplementary Capital Funds Agreement and Assignment.
5.01	Opinion of Friday, Eldredge & Clark, LLP.
5.02	Opinion of Wise Carter Child & Caraway, Professional Association.
5.03	Opinion of Morgan, Lewis & Bockius LLP.
*12.01

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(f) to the Annual Report on Form 10-K of System Energy Resources, Inc. for the year ended December 31, 2007 in 1-9067).

*12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(g) to the Quarterly Report on Form 10-Q of System Energy Resources, Inc. for the quarter ended September 30, 2008 in 1-9067).

23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Friday, Eldredge & Clark, LLP. (included in Exhibit 5.01 hereto).
23.03	Consent of Wise Carter Child & Caraway, Professional Association (included in Exhibit 5.02 hereto).
23.04	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.03 hereto).
24.01	Powers of Attorney of certain officers and directors of System Energy Resources, Inc. (included on pages S-1 and S-2 hereof).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, Trustee, under the Mortgage and Deed of Trust.

___________________
*Incorporated by reference herein.